Exhibit 99.1

For Immediate Release

VARSITY GROUP INC. REPORTS RECORD FISCAL YEAR

AND GROWTH OF EDUPARTNERS PROGRAM TO OVER 240 SCHOOLS

Washington, D.C. February 23, 2004—Varsity Group Inc. (OTCBB: VSTY.OB) today announced results for its fiscal year ended December 31, 2003. For the twelve months ended December 31, 2003, the Company recorded net income of $4.4 million, or $0.25 per diluted share, compared to net income of $0.7 million, or $0.04 per diluted share, for the prior year.

Included in net income for 2003 is a reduction in the deferred tax asset valuation allowance of $2.9 million, which is offset by the 2003 income tax provision of $0.9 million. Net income before taxes for the year ended December 31, 2003 totaled $2.4 million, representing a 259% increase over the $0.7 million reported for fiscal year ending December 31, 2002.

“2003 was a record year for our Company as we continued to prove the growth potential and scalability of our model,” stated Eric Kuhn, Chairman and Chief Executive Officer of Varsity Group Inc. “We have established a leadership position in a rapidly growing segment of the textbook industry—the outsourcing of bookstore operations by educational institutions to eCommerce solutions providers. We look to the future with great optimism. We expect continued significant growth in 2004 as more schools look to our eduPartners program as the premier solution for delivering a comprehensive online bookstore.”

The Company also announced that its network of educational institutions that are members of its eduPartners program has grown to over 240 schools nationwide, compared to approximately 150 schools at this time last year. “We are extremely pleased with our recent progress expanding our sales pipeline and migrating schools to our eduPartners platform. While most educational institutions are still in the process of evaluating their bookstore operations for Fall 2004, early signs indicate that this will be a very strong season for eduPartners and our Company,” added Kuhn.

Separately, the Company announced that it extended through June 2006 a series of agreements with Baker & Taylor, Inc., a leading full-line distributor of books, videos and music products, to provide distribution and fulfillment services for its flagship eduPartners program.

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is a leading provider of online bookstore solutions for educational institutions. Varsity Group’s eduPartners program offers educational institutions a comprehensive eCommerce solution for their textbook procurement operations. EduPartners today comprises a nationwide network of hundreds of educational institutions that have chosen to move their bookstore operations online through its innovative and convenient outsource model.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group’s business that are not historical facts are “Forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and accessible on its Edgar database at www.sec.gov.

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Contact:

Jack Benson

Chief Financial Officer

jack.benson@varsity-group.com

202.349.1212

VARSITY GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Fiscal Year Ended December 31,
	2002	2003
Net sales:
Product	$15,237	$22,959
Shipping and other	1,336	2,282

Total net sales	16,573	25,241

Operating expenses
Cost of product – related party	10,558	15,810
Cost of shipping and other – related party	979	1,463
Marketing and sales (including $1,003 and $1,422 with related party for fiscal year ended December 31, 2002 and 2003, respectively)	2,754	3,397
Product development	201	248
General and administrative	1,339	1,976
Non-cash compensation	388	216

Total operating expenses	16,219	23,110

Income from operations	354	2,131

Other income, net:
Interest income	311	245
Other income / (loss)	(4)	(4)

Other income, net	307	241

Income before income taxes	661	2,372
Income tax (benefit)	—	(2,000)

Net income	$661	$4,372

Net income per share:
Basic:	$0.04	$0.27

Diluted:	$0.04	$0.25

Weighted average shares:
Basic	16,086	16,440

Diluted	16,941	17,323

VARSITY GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

ASSETS

	December 31,
	2002	2003
Current assets:
Cash and cash equivalents	$16,950	$19,904
Short-term investments	1,500	—
Accounts receivable, net of allowance for doubtful accounts of $13 and $8 at December 31, 2002 and 2003, respectively	263	546
Other current assets	297	466

Total current assets	19,010	20,916
Property and equipment, net	41	175
Deferred income taxes	—	2,093
Other assets	23	22

Total assets	$19,074	$23,206

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$203	176
Other accrued expenses and other current liabilities	573	1,186
Sales taxes payable	1,286	443

Total current liabilities	2,062	1,805
Long-term liabilities	—	—

Total liabilities	2,062	1,805

Stockholders’ equity:
Preferred stock: $.0001 par value, 20,000 shares authorized; 0 shares issued and outstanding at December 31, 2002 and 2003, respectively	—	—
Common stock: $.0001 par value, 60,000 shares authorized, 17,099 and 17,728 shares issued and outstanding at December 31, 2002 and 2003, respectively	2	2
Additional paid-in capital	87,638	88,100
Deferred compensation	(254)	(40)
Accumulated deficit	(69,800)	(65,428)
Treasury Stock, $.0001 par value, 957 and 1,132 shares at December 31, 2002 and 2003, respectively	(574)	(1,233)

Total stockholders’ equity	17,012	21,401

Total liabilities and stockholders’ equity	$19,074	$23,206